Press Release - for Immediate Release         For Further Information Contact:
December 20, 1996                             Mark L.  Pulaski
                                              (717)231-5702

                       KEYSTONE FINANCIAL AGREES TO ACQUIRE
                                FINANCIAL TRUST CORP

      HARRISBURG, PA, December 20, 1996--Keystone Financial, Inc., (NM:NASDAQ:KSTN), the fifth largest bank holding company in Pennsylvania, today announced that it has signed a definitive agreement to acquire Financial Trust Corp, (NM:NASDAQ:FITC), Carlisle, PA.
      Financial Trust, a bank holding company with four member banks and approximately $1.2 billion in assets, operates 48 community offices in seven counties in Pennsylvania and Maryland. Financial Trust's banking subsidiaries include, Financial Trust Company, Carlisle, PA; Chambersburg Trust Company, Chambersburg, PA; First National Bank and Trust Company, Waynesboro, PA; and Washington County National Bank, Williamsport, MD. For the nine month period ended September 30, 1996, Financial Trust reported net income of $15.1 million, or $1.77 per share, which produced a return on average assets of 1.73% and a return on average equity of 14.20%.
      Under terms of the agreement, each share of Financial Trust will be converted into 1.65 shares of Keystone, pursuant to a fixed exchange ratio. Based on the $26.50 per share closing bid price of Keystone on December 19, 1996, the value per share of Financial Trust approximates $43.73 and aggregates $371 million.
      "Financial Trust is an outstanding banking organization, with a proud history of excellence in customer service and financial performance. The market area of Financial Trust, which is strong and growing, is an excellent fit with Keystone's existing franchise," Carl L. Campbell, president and chief executive officer of Keystone said. "Our association with Financial Trust significantly strengthens our market position in Central Pennsylvania and Maryland, and affords us opportunities to achieve operating economies and enhanced revenue growth arising from a wider distribution of our products and services. The merger is expected to contribute to earnings per share growth in 1998," he concluded.
      "Keystone is a super-community banking organization committed to service to the customer and the community. This committment has been an important ingredient in their success and should facilitate the smooth integration of our two institutions," Ray L. Wolfe, chairman and chief executive officer of Financial Trust commented. "Our complementary cultures and solid financial records, combined with the strength of Keystone's expanded product line, cause us to be excited about our future prospects," he concluded.
                                       -more-

      The agreement is subject to approval by regulatory agencies and shareholders of both Financial Trust and Keystone Financial. Completion of the merger is expected during the first half of 1997. At that time, Mr. Wolfe will serve as chairman of the board of Keystone, and he and two other Financial Trust directors will join the Keystone Board of Directors. Concurrent with closing, Keystone expects to record a pre-tax charge of approximately $10 million to cover merger-related expenses.
      Keystone Financial has five member banks -- American Trust Bank, N.A.,Cumberland, MD; Frankford Bank, N.A., Horsham, PA; Mid-State Bank, Altoona, PA; Northern Central Bank, Williamsport, PA; and Pennsylvania National Bank, Pottsville, PA--which together operate 147 offices in Pennsylvania, Maryland and West Virginia. Keystone also operates several non-banking companies providing specialized services including Keystone Financial Mortgage Company, Lancaster, PA; Martindale Andres & Co., (asset management firm), West Conshohocken, PA; Keystone Dealer Finance Center, Williamsport, PA, and KeyCall Phone Banking Center, Cumberland, MD.
      Upon completion of the acquisition of Financial Trust and the previously announced acquisition of First Financial Corporation of Western Maryland, a thrift holding company headquartered in Cumberland, MD with approximately $345 million in assets, the assets of Keystone will increase 30% to approximately
$6.7 billion and Keystone will operate over 200 offices in Pennsylvania, Maryland and West Virginia.

                                        ####